Exhibit 99.1

First Business Closes Acquisition of Aslin Group, Inc., the Parent Company of Alterra Bank,
Entering Attractive Kansas City Market

MADISON, Wisconsin, November 3, 2014 (GLOBE NEWSWIRE) - Effective November 1, 2014, First Business Financial Services, Inc. (the “Company” or “First Business”) (NASDAQ:FBIZ) closed its previously announced acquisition of Leawood, Kansas-based Aslin Group, Inc. (“Aslin Group”), including Alterra Bank (“Alterra”), Aslin Group’s wholly-owned subsidiary. With combined assets exceeding $1.6 billion, loans of $1.2 billion and deposits totaling $1.5 billion, First Business now offers sophisticated services to businesses and high net worth individuals across an expanded Midwest market.

The cash-and-stock transaction is valued at approximately $30.1 million, with 55% of the consideration paid through the issuance of 360,081 shares of First Business common stock, based on First Business’ 10-day volume-weighted average stock price of $45.9825 as of the market close on October 29, 2014, the third trading day prior to the effective date of the transaction. Cash consideration of approximately $13.5 million for the transaction was funded by $15.0 million in subordinated debt, issued as previously announced on August 26, 2014.

“Today we are excited to welcome the Alterra team to First Business, growing our profitable franchise, expanding offerings for our clients and adding value for our shareholders,” said Corey Chambas, President and Chief Executive Officer of First Business. “Alterra’s impressive track record of growth reflects the strength of its highly capable and sophisticated team. In Alterra we’ve found a perfect match to our unique and entrepreneurial banking model, in a major metropolitan Midwest market that mirrors our existing Wisconsin market in many ways.”

“The entire Alterra team is thrilled to join First Business and eager to combine our resources to achieve even greater outcomes for our clients in Kansas City,” said Pam Berneking, President and CEO of First Business’ new Alterra subsidiary. “We continue to deliver superior solutions for our business clients, and we look forward to sharing synergies and expertise with our new First Business colleagues.”

First Business was advised by the investment banking firm of Keefe, Bruyette & Woods, Inc. as well as the law firm of Godfrey & Kahn, S.C. Aslin Group was advised by the investment banking firm of Macquarie Capital and the law firm of Stinson Leonard Street LLP.

About First Business Financial Services, Inc.
First Business Financial Services, Inc. (NASDAQ: FBIZ) is a Wisconsin-based bank holding company, focused on the unique needs of businesses, business executives, and high net worth individuals. First Business offers commercial banking, specialty finance, and private wealth management solutions, and because of its niche focus, is able to provide its clients with unmatched expertise, accessibility, and responsiveness. For additional information, visit www.firstbusiness.com or call 608-238-8008.
Cautionary Statement Regarding Forward-Looking Statements
This press release includes “forward-looking” statements related to First Business that can generally be identified as describing First Business’ future plans, objectives or goals. Such forward-looking statements are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated, including, but not limited to: difficulties and delays in integrating the respective businesses of First Business and Aslin Group or fully realizing cost savings and other benefits; business disruption following the merger; changes in asset quality and credit risk; the inability to sustain revenue and earnings growth; changes in interest rates and capital markets; inflation; customer acceptance of First Business products and services; customer borrowing, repayment, investment and deposit practices; customer disintermediation; the introduction, withdrawal, success and timing of business initiatives; the inability to retain key lending team members; competitive conditions; economic conditions; the impact, extent and timing of technological changes, capital management activities, and other actions of the Federal Reserve Board and legislative and regulatory actions and reforms; and those factors referenced in Item 1A. Risk Factors in First Business’ 2013 annual report on Form 10-K, quarterly reports on Form 10-Q and other filings with the Securities and Exchange Commission (“SEC”). These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Investor Contact:	First Business Financial Services, Inc.
David R. Papritz, Chief Financial Officer and Senior Vice President - Corporate Development
608-232-5970
dpapritz@firstbusiness.com

Media Contact:	First Business Financial Services, Inc.
Julie Senulis
Casteel Schoenborn
716-650-5134
senulis@csirfirm.com

Alterra Bank
Jeff Chambers, Chief Strategy Officer
913-777-4411
jchambers@alterrabank.com